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                                EXHIBIT 99.1

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                                       FOR MORE INFORMATION CALL:

                                       PALFED, Inc.
                                       107 Chesterfield St. S
                                       Aiken, SC 29801

                                       Howard M. Hickey, Jr.
                                       EVP and General Counsel
                                       (803) 642-1437
                                       September 23, 1997

                                       FOR IMMEDIATE RELEASE


                PALFED, INC. TO MERGE WITH REGIONS FINCIAL

AIKEN, South Carolina, September 23, 1997 -- PALFED, Inc. (NASDAQ:PALM) ("PALFED") and Regions Financial Corporation ("Regions") have signed a definitive merger agreement that provides for the merger of PALFED into Regions. Under the terms of the agreement, Regions will exchange 0.70 of a share of its common stock for each share of PALFED common stock. Based on Regions' closing stock price of $39-1/8 on September 22, 1997, the transaction would represent an exchange value of approximately $27-3/8 for each share of PALFED common stock. The agreement is subject to PALFED shareholder approval, appropriate regulatory approvals and other customary conditions. The transaction is expected to be consummated during the first quarter of 1998.

John C. Troutman, President and Chief Executive Officer of PALFED, said, "We are excited about becoming a significant part of the outstanding Regions organization. We could not have picked a better partner to continue the major role we have played in South Carolina banking over the past 46 years."

PALFED, Inc. is a South Carolina corporation whose principal subsidiary, Palmetto Federal Savings Bank of South Carolina, operates twenty-two banking and seven mortgage lending offices in South Carolina and one mortgage lending office in Georgia. At June 30, 1997 PALFED had $664.9 million in assets and deposits of $562.2 million. PALFED's common stock is traded in the Nasdaq National Market System under the symbol "PALM."